Exhibit 23.2

EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF

ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act, as amended (the “Securities Act”) provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

The Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the Form 10-K”) to which this notice is filed as an exhibit is incorporated by reference into the following registration statements (collectively, the “Registration Statements”) filed by Republic Bancshares, Inc. (“Republic”) with the Securities and Exchange Commission (“SEC”) and for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference number.

On April 16, 2002, the Board of Directors of Republic determined that it would not engage Arthur Andersen LLP (“Arthur Andersen”) to serve as its independent auditors and on June 14, 2002 engaged Deloitte & Touche LLP (“Deloitte & Touche”) to serve as its independent auditors for the fiscal year ending December 31, 2002. The Arthur Andersen dismissal and the Deloitte & Touche engagement were recommended by Republic’s Audit Committee and approved by Republic’s Board of Directors and became effective immediately. For additional information, see Republic’s Current Report of Form 8-K filed with the SEC on April 23, 2002. Republic’s understanding is that the staff of the SEC has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for Republic’s audit are no longer with Arthur Andersen. Both the engagement partner and manager for Republic’s audit are no longer with Arthur Andersen. As a result, Republic has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the Registration Statements of Arthur Andersen’s audit report with respect to Republic’s consolidated financial statements as of December 31, 2001 and December 31, 2000 and for the fiscal years then ended. Under these circumstances, Rule 437a under the Securities Act permits Republic to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of Republic’s securities made on or after the date of this Form 10-K pursuant to the Registration Statements. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, include Republic’s officers and directors, may still rely on Arthur Andersen’s original audit reports as being made by an expert of the purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.